Exhibit 12

Bank of Hawaii Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

			Six Months Ended June 30,
(dollars in thousands)		2008		2007
Earnings:
Income Before Provision for Income Taxes		$157,119		$148,054
Add:	Fixed Charges Including Interest on Deposits	73,963		101,129
	Interest on FIN 48 Liabilities	-		600
Total Earnings Including Fixed Charges and Interest on Deposits and Interest on FIN 48 Liabilities		231,082		249,783
Less:	Interest on Deposits	47,703		67,076
	Interest on FIN 48 Liabilities	-		600
Total Earnings Excluding Interest on Deposits
	and Interest on FIN 48 Liabilities	$183,379		$182,107

Fixed Charges:
Fixed Charges Including Interest on Deposits		$73,963		$101,129
Add:	Interest on FIN 48 Liabilities	-		600
Total Fixed Charges Including Interest on Deposits and Interest on FIN 48 Liabilities		73,963		101,729
Less:	Interest on Deposits	47,703		67,076
	Interest on FIN 48 Liabilities	-		600
Total Fixed Charges Excluding Interest on Deposits
	and Interest on FIN 48 Liabilities	$26,260		$34,053

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits and Interest on FIN 48 Liabilities		3.1	x	2.5	x
Excluding Interest on Deposits and Interest on FIN 48 Liabilities		7.0	x	5.3	x